                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                  TVIA, INC.

     Jack Guedj and Michael Hoberg certify that:

     1. They are the President and Secretary, respectively of Tvia, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                      I.

     The name of this corporation is Tvia, Inc.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation is authorized to issue is one hundred eighty-three million eight hundred twenty-three thousand seven hundred thirty-five (183,823,735) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, without par value (the "Common Stock"), and thirty-three million eight hundred twenty-three thousand seven hundred thirty-five (33,823,735) shares shall be Preferred Stock, without par value (the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued Series of Preferred Stock, and the number of shares constituting any such Series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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                                      IV.

     The rights, preferences, privileges, restrictions and other matters relating to certain shares of Preferred Stock are as follows:

     A.   Designation.  Six hundred thousand (600,000) shares of Preferred Stock
          -----------
shall be designated and known as "Series A Preferred Stock." Four million eight hundred thousand (4,800,000) shares shall be designated and known as "Series B Preferred Stock." One million two hundred sixty-six thousand six hundred sixty-seven (1,266,667) shares shall be designated and known as "Series C Preferred Stock." Four million six hundred and two thousand five hundred (4,602,500) shares shall be designated and known as "Series D Preferred Stock." Four million six hundred forty-seven thousand two hundred and thirty-six (4,647,236) shares shall be designated and known as "Series E Preferred Stock." Six million nine hundred fifty-seven thousand three hundred thirty-two (6,957,332) shares shall be designated and known as "Series F Preferred Stock." Four million seven hundred fifty thousand (4,750,000) shares shall be designated and known as "Series G Preferred Stock." Four million two hundred thousand (4,200,000) shares shall be designated and known as "Series H Preferred Stock." Two million (2,000,000) shares shall be designated and known as "Series I Preferred Stock." As described further and except as provided herein, all of the rights, privileges, preferences and restrictions of any Series of Preferred Stock shall be and hereby are deemed pari pasu with (including, without limitation,
                         ---------
inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters of vote or written consent) the other series.

     B.   Dividends and Distributions.
          ---------------------------

     1.   Preferred Stock.  Holders of Series G Preferred Stock, Series H
          ---------------
Preferred Stock and Series I Preferred Stock in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series G Preferred Stock shall be US$1.00. The Original Issue Price of the Series H Preferred Stock shall be US$1.25. The Original Issue Price of the Series I Preferred Stock shall be US$2.50. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. No dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock be purchased, redeemed, or otherwise acquired for value by the Company until all dividends on the Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall have been paid or set apart.

     2. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall also be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefore, dividends in cash at the same rate and at the time as any dividends or other distributions (as defined below) is declared or paid on shares of

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Common Stock. The right to such dividends on shares of Series A Preferred Stock,
Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

     3.   Distributions Defined.  For purposes of this Section B, unless the
          ---------------------
context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the corporation, or the purchase or redemption of shares of the corporation (other than repurchases of Common Stock held by employees of, or consultants to, the corporation upon termination of their employment or services pursuant to agreements providing for such repurchase and other than redemptions in liquidation or dissolution of the corporation) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the corporation.

     C.   Liquidation Rights.
          ------------------

     1. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of each shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation legally available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment or setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to twenty cents (US$0.20) per share of Series A Preferred Stock, twenty-five cents (US$0.25) per share of Series B Preferred Stock, thirty cents (US$0.30) per share of Series C Preferred Stock, forty cents (US$0.40) per share of Series D Preferred Stock, forty-five cents (US$0.45) per share of Series E Preferred Stock, seventy-five cents (US$0.75) per share of Series F Preferred Stock, one dollar (US$1.00) per share of Series G Preferred Stock, one dollar and twenty-five cents (US$1.25) per share of Series H Preferred Stock and two dollars and fifty cents (US$2.50) per share of Series I Preferred Stock then held by each of them. If the assets of the corporation are insufficient to pay the full liquidation preference to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock the entire remaining assets shall be paid to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock in proportion to the full preferential amount each holder is otherwise entitled to receive.

     2. After payment has been made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I

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Preferred Stock of their full Preference Amount as set forth in Section C.l above, any remaining assets or surplus funds of the corporation shall be shared by and distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Common Stock in proportion to the number of shares of Common Stock then held by each of them, calculated as if all Preferred Stock has been converted into Common Stock.

     3. For purposes of this Section C, (i) a merger or consolidation of the corporation into, or with another corporation (other than with a wholly owned subsidiary of the corporation), or any other corporate reorganization in which the corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, (ii) a sale, transfer or other disposition of all or substantially all of the assets of the corporation or (iii) the effectuation by the corporation of a transaction or Series of related transactions in which more than 50% of the voting power of the corporation is transferred within a three-month period, shall be deemed to be a liquidation, dissolution or winding up of the corporation.

     4. In the event the corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall be determined by the consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, except that any securities distributed shall be valued as follows:

     (a) Securities not subject to investment letter or other similar restrictions on free marketability:

          (i) if traded on a securities exchange or the Nasdaq Stock Market System, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the closing; and

          (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

          (iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the consent or vote of the board of Directors and such determination shall be binding upon the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock.

     (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock.

     D.   Voting Rights.
          -------------

     1.   General.  Except as otherwise expressly provided herein or as required
          -------
by law, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock could be converted on the record date for the vote or the consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders, meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock and held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     2. The holders of the Series G Preferred Stock, voting together as a single series, shall be entitled to elect one (1) member of the Board of the Company. The holders of Series H Preferred Stock, voting together as a single series, shall be entitled to elect one (1) member of the Board of Directors of the Company. The holders of the Common Stock and Preferred Stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock on an as-converted basis) shall be entitled to elect the remaining members of the Board of Directors. Any director who shall have been elected by the holders of the Series G Preferred Stock may be removed during his term of office only by the affirmative vote of the holders of a majority of the Series G Preferred Stock. Any director who shall have been elected by the holders of the Series H Preferred Stock may be removed during his term of office only by the affirmative vote of the holders of a majority of the Series H Preferred Stock.

     3. So long as shares of Series G Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least majority of the then outstanding shares of Series G Preferred Stock voting as a separate class:

          (i) materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Series G Preferred Stock;

          (ii) authorize or issue any new class or Series of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series G Preferred Stock;

          (iii) reclassify any shares of Common Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series G Preferred Stock;

          (iv) sell all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

          (v)    liquidate or dissolve the corporation;

          (vi) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

          (vii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

          (viii) change the size of the Board of Directors;

          (ix) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation or Bylaws so as to materially and adversely effect the rights of the Series G Preferred Stock; or

          (x) declare or pay dividends on or make any distribution on account of the Common Stock or Preferred Stock.

     4. So long as shares of Series H Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least majority of the then outstanding shares of Series H Preferred Stock voting as a separate class:

          (i) materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred Stock;

          (ii) authorize or issue any new class or Series of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series H Preferred Stock;

          (iii) reclassify any shares of Common Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series H Preferred Stock;

          (iv) sell all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation);

          (v) effect any other transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

          (vi)   liquidate or dissolve the corporation;

          (vii) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

          (viii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

          (ix)   change the size of the Board of Directors;

          (x) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation or Bylaws so as to materially and adversely effect the rights of the Series H Preferred Stock; or

          (xi) declare or pay dividends on or make any distribution on account of the Common Stock or Preferred Stock.

     E.   Conversion.  The holders of the Series A Preferred Stock, Series B
          ----------
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     1.   Voluntary Conversion.  Each share of Preferred Stock shall be
          --------------------
convertible into fully paid and nonassessable shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock.
The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section E.2) by the number of shares of Preferred Stock being converted.

     2.   Conversion Rate.  The conversion rate in effect at any time for
          ---------------
conversion of the Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing the applicable Original Issue Price of the Preferred Stock by the applicable "Conversion Price," calculated as provided in Section E.6.

     3.   Conversion Price.  The conversion price for the Preferred Stock shall
          ----------------
initially be the applicable price per share at which the Preferred Stock was originally issued (a "Conversion Price"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section E. All references to the Conversion Price herein shall mean the applicable Conversion Price as so adjusted. The initial applicable Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall be US$0.20, US$0.25, US$0.30, US$0.40, US$0.45, US$0.75, US$1.00, US$1.25 and US$2.50,
respectively.

     4.   Automatic Conversion. Each share of Series A Preferred Stock, Series B
          --------------------
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall automatically be converted into Common Stock, based upon the then effective Conversion Price, upon (a) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of such series then outstanding, or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least US$2.75 (as adjusted for any stock dividend, combinations, splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.l.

     5.   Mechanics of Conversion.  Before the corporation shall be obligated to
          -----------------------
issue certificates for shares of Common Stock upon the automatic conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock as set forth in paragraph E(2) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock or to its nominee or nominees a certificate or certificates for the number of shares of Common stock to which such holder or nominee shall be entitled as aforesaid together with (a) cash in lieu of any fraction of a share, and (b) cash or, to the extent sufficient funds are not then legally available therefor, Common Stock (at the Common Stock's fair market value so determined by the Board of Directors as of the date of such conversion), on any declared and unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the public offering and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     6.   Adjustment of Conversion Price.
          ------------------------------

     (a)  Special Definitions. For purposes of this Section E.4, the following
          -------------------
definitions shall apply:

          (i)  "Excluded Stock" shall mean:
                --------------

               (1) all shares of Common Stock issued or issuable upon (i) conversion of Preferred Stock and (ii) outstanding warrants to purchase the Company's capital stock outstanding on the date of these Articles of Incorporation;

               (2) up to thirteen million eight hundred thousand (13,800,000) shares of Common Stock or other securities exercisable therefor issued or issuable to officers, directors, consultants, employees strategic partners, of the corporation pursuant to plans and arrangements approved by the board of directors; and

               (3) all shares of Common Stock or other securities issued or issuable to lessors, lenders, or licensors to the corporation upon approval by the board of directors.

     (b)  Adjustment of Conversion Price for Issuance of Common Stock. In the
          -----------------------------------------------------------
event this corporation shall issue any Common Stock or securities exercisable for or convertible into Common Stock, other than Excluded Stock, for a consideration per share less than the applicable Conversion Price for the Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(c), (d) and (e)), the Conversion Price for the Preferred Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section 4) be adjusted to a price equal to the quotient obtained by dividing:

          (i)  an amount equal to the sum of

                    (x) the total number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock immediately prior to such issuance multiplied by the Conversion Price for such Series in effect immediately prior to such issuance, plus

                    (y) the consideration received by the corporation upon such issuance, by

          (ii) the total number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock immediately prior to such issuance plus the number of shares of Common Stock so issued (or the number of shares of Common Stock issuable upon exercise or conversion of the other securities so issued).

                    For the purposes of this clause (b), the following
               provisions shall be applicable:

               (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

               (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that
                                                        --------  -------
          if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

               (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock):

                         (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions E(1) and E(2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                         (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                         (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                         (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

     (c) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

     (d) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

     (e) In case of any capital reorganization (other than a reorganization covered by Section C.3 above), or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the shares of a Series of Preferred Stock shall, after such capital reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification he had converted his shares of such Series of Preferred Stock into Common Stock. The provisions of this clause (e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

     (f) For the purpose of any computation pursuant to this Section 4, the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations) or the closing sale price, if reported; provided, however, that if the Common Stock is
                                 --------  -------
not traded in such manner that the quotations referred to in this clause (f) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation.

     7.   No Impairment.  Without the consent of the holders of a majority of
          -------------
the then outstanding Series F Preferred Stock, the consent of the holders of a majority of the then outstanding Series G Preferred Stock and the consent of the holders of a majority of the outstanding Series H Preferred Stock, the corporation will not, by amendment of these Articles of Incorporation or otherwise, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section E.6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

     8.   Certificate as to Adjustments.  Upon the occurrence of each adjustment
          -----------------------------
or readjustment of the Conversion Rate pursuant to Section E.6, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such Series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

     9.   Notices of Record Date.  In the event of any taking by the corporation
          ----------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

     10.  Notices.  Any notice required by the provisions of Section E.6 to be
          -------
given to the holder of shares of Preferred Stock shall be deemed given (i) upon personal delivery to the party notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (iv) five (5) days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

     11.  Reissuance of Converted Shares.  No shares of Preferred Stock which
          ------------------------------
have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     12.  No Fractional Shares.  No fractional shares of Common Stock shall be
          --------------------
issued upon conversion of the shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash for any fractional shares of Common Stock to which the shareholders may be entitled, at the fair value of such shares at the time of conversion. Such fair value shall be determined by the board of directors.

     13.  Adjustments.  If the number of outstanding shares of Common Stock has
          -----------
been increased or decreased since the initial issuance of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock having conversion rights (by reason of split, stock dividends, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall equitably be adjusted by appropriate amendment of these articles. The purpose of such adjustment is to preserve fairly and equitably (as far as reasonably possible) the original conversion rights of the shares being converted.

     14.  Common Stock Reserved.  The corporation shall at all times reserve and
          ---------------------
keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     F.   Redemption Rights.
          -----------------

     1.   Redemption at the Holders' Option.  To the extent permitted by law,
          ---------------------------------
the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall be redeemable in whole or in part at the option of the holders of a majority of the outstanding shares of Series F Preferred Stock or a majority of the outstanding shares of Series G Preferred Stock and a majority of the Series H Preferred Stock, respectively, at any time and from time to time after July 31, 2003 if the Company has not completed a public offering of more than $5,000,000 of Company stock for not less than US$5.00 per share (subject to proportionate adjustment for future stock dividends, combinations or splits). Such redemption right may be exercised by giving at least 90 days' notice prior to the date of commencement of the redemption (the "Redemption Date") by certified or registered mail, postage prepaid, to the corporation at its principal office. After receipt of such notice of a redemption pursuant to this Section F, the corporation shall, to the extent it may lawfully do so, redeem all of the outstanding shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock to be redeemed in twelve equal installments on the last day of each calendar quarter (commencing with the first calendar quarter ending after the 120 day notice period). The Redemption Price of the Series F Preferred Stock shall be US$0.75 per share, the Redemption Price of the Series G Preferred Stock shall be US$1.00 per share and the Redemption Price of the Series H Preferred Stock shall be US$1.25 per share. Any redemption of only a part of the outstanding Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock by the corporation pursuant to this Section F shall be made among all holders of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock seeking redemption pursuant to this Section F in proportion to the number of shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock held by such holders.

     2.   Notice Regarding Redemption.  At least thirty (30) but no more than
          ---------------------------
sixty (60) days prior to any Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock to be redeemed, at his post office address last shown on the records of the corporation, notifying such holder of the redemption of such shares, specifying the Redemption Date, the Redemption Price and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate (such Conversion Rights to expire on the day prior to the Redemption Date) and calling upon such holder to surrender to the corporation, in the manner and at the place designated in the continental United States, his certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). The Company may delay the redemption for up to one
(1) year if it responds in writing to the Redemption Notice that it intends to complete a public offering within the year. Unless such holder elects to convert his shares in accordance with Section F prior to the Redemption Date, on or after the Redemption Date, each holder of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, for the benefit of the holders of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock whose shares are being redeemed, then from and after the close of business on the Redemption Date, all rights of the holders of such shares as holders of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock of the corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     3.   Trust Fund.  On or prior to the Redemption Date, the corporation may
          ----------
deposit the Redemption Price of all shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Any monies deposited by the corporation pursuant to this Section F.3 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section F hereof no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any monies deposited by the corporation pursuant to this Section F.3 remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of the board of directors of the corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon surrender of his certificates representing such shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock to the corporation, to receive such monies but without interest from the Redemption Date.

     4.   Insufficient Funds.  If the funds of the corporation legally available
          ------------------
for redemption of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock ratably among the holders in accordance with the last sentence of Section 3(a). At any time thereafter when additional funds of the corporation are legally available for the redemption of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock, such funds will be immediately used to redeem the balance of the shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock which the corporation became obligated to redeem on such Redemption Date but which it has not redeemed.

                                      V.

     A.   Limitation of Directors' Liability.  The liability of the directors of
          ----------------------------------
this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B.   Indemnification of Corporate Agents.  This corporation is authorized
          -----------------------------------
to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code (the "Code")) for breach of their duty to this corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by such Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the Code.

     C.   Repeal or Modification.  Any repeal or modification of the foregoing
          ----------------------
provisions of this Article V shall be prospective only and shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

     3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The forgoing amendment and restatement of the Articles of Incorporation has been duly approved by the require vote of shareholders in accordance with Section 903 of the California Corporation Code. The total number of outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock of the corporation is 13,236,469, 600,000, 4,800,000, 1,266,667, 4,602,500, 4,647,238,
6,957,332, 4,750,000 and 3,614,869, respectively. The percentage vote required was (i) more than 50% of Common Stock, (ii) more than 50% of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a class, (iii) more than 50% of Series G Preferred Stock, voting separately as a class, and (iv) more than 50% of the Series H Preferred Stock, voting separately as a class. The number of shares voting in favor of the amendment equaled or exceeded the vote required.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated: March 23, 2000

                                             /s/ Jack Guedj
                                             ------------------------------
                                                 Jack Guedj, President



                                             /s/ Michael Hoberg
                                             ------------------------------
                                                 Michael Hoberg, Secretary